TERMINATION AGREEMENT

This Termination Agreement is dated as of November 3, 2000 between Harold's Stores, Inc., an Oklahoma Corporation ("Harold's" or the "Company"), and PrimaTech Corporation, a Delaware corporation ("Consultant").

WHEREAS, Harold's and Consultant entered into that certain Consulting Agreement dated as of January 31, 2000 ("Consulting Agreement") whereby Consultant agreed to perform certain consulting services for Harold's as contemplated by the Consulting Agreement.

WHEREAS, Harold's and Consultant desire to terminate the Consulting Agreement effective on the date hereof without further rights or obligations to one another except as expressly set forth herein.

Based on the foregoing, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Termination. All rights and obligations arising out of or relating to the Consulting Agreement are hereby terminated and rendered of no further force and effect. The parties shall have no further rights, obligations or remedies to or against one another with respect to the Consulting Agreement and the subject matter thereof including, without limitation, the provisions of paragraph 26 of the Consulting Agreement, except that the indemnification obligations of Harold's in paragraph 15 thereof shall survive.

2. Payment to PrimaTech. Harold's agrees to pay Consultant $141,250 in full settlement of all fees payable to Consultant for consulting services under the Consulting Agreement payable as follows: $33,750 on November 15, 2000; $33,750 on December 15, 2000; $33,750 on January 15, 2001 and $40,000 on February 15, 2001.

3. Dissolution of CMT. Harold's agrees, at its expense, prior to December 31, 2000, to cause the dissolution and liquidation of CMT Enterprises, Inc., a New York corporation ("CMT"), pursuant to the Plan of Complete Liquidation of CMT dated October 31, 2000 utilizing the documents attached hereto as Exhibit A. Harold's shall issue to Franklin I. Bober and file a Form 1099 reflecting a liquidating distribution in the amount of $3,360,603.55. Time is of the essence in this Agreement.

4. Mutual Releases. Each of the parties hereto do hereby now and forever release and discharge each of the other parties hereto and their respective officers, trustees, employees, agents and representatives, including without limitation Franklin I. Bober, from any and all claims, suits, demands, liability, causes of action or complaints of whatsoever kind or nature, whether known or unknown, which either party heretofore may have had, now may have, or hereafter may have against the other parties arising out of or in any way connected with or related to the Consulting Agreement, provided however, that such release does not cover (i) the payments to be made by Harold's to Consultant pursuant to paragraph 2 hereof, (ii) the covenant of Harold's to dissolve and liquidate CMT as provided in paragraph 3 hereof, or (iii) the settlement of certain payments from each party to the other which shall be completed within ninety (90) days from the date hereof.

5. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures by facsimile shall be deemed effective as an original signature.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"HAROLD'S"

Harold's Stores, Inc.

By:

H. Rainey Powell, President

"CONSULTANT"

PrimaTech Corporation

By:

Franklin I. Bober, President